Free Writing Prospectus
(To the Preliminary Prospectus Supplement dated September 16, 2021)
Filed pursuant to Rule 433
Registration Statement No. 333-231592

The Hartford Financial Services Group, Inc.

$600,000,000

2.900% Senior Notes due 2051

FINAL TERM SHEET

Dated September 16, 2021

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$600,000,000

Expected Ratings*:	Baa1 (Stable) / BBB+ (Stable)

Trade Date:	September 16, 2021

Settlement Date (T+3)**:	September 21, 2021

Maturity Date:	September 15, 2051

Coupon:	2.900%

Day Count Convention:	30/360, unadjusted

Benchmark Treasury:	2.375% US Treasury due May 15, 2051

Benchmark Treasury Price:	111-11+

Benchmark Treasury Yield:	1.874%

Spread to Benchmark Treasury:	107 basis points

Yield to Maturity:	2.944%

Price to Public:	99.128% of principal amount

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing March 15, 2022

Optional Redemption:

Make-Whole Call: Par Call:	+20 basis points prior to March 15, 2051 (6 months prior to maturity) On or after March 15, 2051

Proceeds (after underwriting discount and before expenses) to Issuer:	$589,518,000 (98.253% of principal amount)

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	416518 AD0 / US416518AD08

Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

ING Financial Markets LLC

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or by calling Goldman Sachs & Co. LLC at 1-866-471-2526 or by calling U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.

*

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings are subject to revision or withdrawal at any time by Moody’s or S&P. Each of the security ratings above should be evaluated independently of any other security rating.

**

The Issuer expects that delivery of the notes will be made to investors on or about September 21, 2021, which is the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the closing of the offering will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternate settlement arrangements to prevent a failed settlement, and such purchasers should consult their advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.